Exhibit 99.1

Risk Factors

The price of the Company’s common shares is subject to the risks and uncertainties inherent in the Company’s business.  You should consider the following factors as well as other information set forth in this Annual Report, in connection with any investment in the Company’s common shares.  If any of the risks described below occurs, the Company’s business, results of operations and financial condition could be adversely affected.  In such cases, the price of the Company’s common shares could decline, and you could lose all or part of your investment.

History of Losses; Ability to Continue as a Going Concern

The Company commenced operations in March 1998. The Company incurred net losses of $2,490,207 and $6,678,371 in the years ended December 31, 2007 and December 31, 2006, respectively.  The Company has never been profitable and there can be no assurance that, in the future, the Company will be profitable on a quarterly or annual basis.

The comment by the Independent Registered Chartered Accountants on the Company’s December 31, 2007 Financial Statements states that the Report of Independent Chartered Accountants is expressed in accordance with Canadian Reporting Standards.  Had the report been expressed in accordance with standards of the Public Company Accounting Oversight Board (United States), the report would have included an explanatory paragraph that indicated the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Need for Additional Financing

The Company believes it currently has cash sufficient to fund its operations through to December 31, 2008.  The Company also has accounts receivable and has received orders that if completed will generate cash sufficient to fund its operations through December 31, 2008. The Company will need to raise additional funds through private placements of its securities or seek other forms of financing during the 2008 financial year (refer note 21). There can be no assurance that such financing will be available to the Company on terms acceptable to it, if at all. Failure to obtain adequate financing if necessary could result in significant delays in development of new products and a substantial curtailment of Visiphor’s operations. If the Company’s operations are substantially curtailed, it may have difficulty fulfilling its current and future obligations.

Potential Fluctuations in Quarterly Financial Results

The Company’s financial results may vary from quarter to quarter based on factors such as the timing of significant orders and contract delivery and completion of projects.  The Company’s revenues are not predictable with any significant degree of certainty and future revenues may differ from historical patterns. If customers cancel or delay orders, it can have a material adverse impact on the Company’s revenues and results of operations from quarter to quarter. Because the Company’s results of operations may fluctuate from quarter to quarter, you should not assume that you can predict results of operations in future periods based on results of operations in past periods.

Even though the Company’s revenues are difficult to predict, it bases its expense levels in part on future revenue projections. Many of the Company’s expenses are fixed, and it cannot quickly reduce spending if revenues are lower than expected. This could result in significantly lower income or greater loss than the Company anticipates for any given period. The Company will react accordingly to minimize any such impact such as a reduction in staff in order to decrease payroll expenses which is the largest expense for the Company. During 2007, the Company continued to align expenses to revenue and revenue forecasts in order to minimize net loss.

New Product Development

The Company expects that a significant portion of its future revenue will be derived from the sale of newly introduced products and from enhancement of existing products. The Company’s success will depend, in part, upon its ability to enhance its current products and to install such products in end-user applications on a timely and cost-effective basis. In addition, the Company must develop new products that meet changing market conditions, including changing customer needs, new competitive product offerings and enhanced technology. There can be no assurance that the Company will be successful in developing and marketing - on a timely and cost-effective basis, new products and enhancements that respond to such changing market conditions. If the Company is unable to anticipate or adequately respond in a timely or on a cost-effective basis to changing market conditions, to develop new software products and enhancements to existing products, to correct errors on a timely basis or to complete products currently under development, or if such new products or enhancements do not achieve market acceptance, the Company’s business, financial condition, operating results and cash flows could be materially adversely affected. In light of the difficulties inherent in software development, the Company expects that it will experience delays in the completion and introduction of new software products.

Lengthy Sales Cycles

The purchase of any of the Company’s software systems is often an enterprise-wide decision for prospective customers and requires the Company (directly or through its business partners) to engage in sales efforts over an extended period of time and to provide a significant level of education to prospective customers regarding the use and benefits of such systems. In addition, an installation generally requires approval of a governmental body such as municipal, county or state government, which can be a time-intensive process and require months before a decision is made. Due in part to the significant impact that the application of the Company’s products has on the operations of a business and the significant commitment of capital required by such a system, potential customers tend to be cautious in making acquisition decisions. As a result, the Company’s products generally have a lengthy sales cycle ranging from six (6) to twelve (12) months. Consequently, if sales forecasts from a specific customer for a particular quarter are not realized in that quarter, the Company may not be able to generate revenue from alternative sources in time to compensate for the shortfall. The loss or delay of a large contract could have a material adverse effect on the Company’s financial condition, operating results and cash flows.  Moreover, to the extent that significant contracts are entered into and required to be performed earlier than expected, the Company’s future operating results may be adversely affected.

Dependence on Key Personnel

The Company’s performance and future operating results are substantially dependent on the continued service and performance of its senior management and key technical and sales personnel. The Company may need to hire a number of technical and sales personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key technical, sales and managerial employees or that it will be able to attract or retain highly qualified technical and managerial personnel in the future.

The loss of the services of any of the Company’s senior management or other key employees, or the inability to attract and retain the necessary technical, sales and managerial personnel could have a material adverse effect upon its business, financial condition, operating results and cash flows. The Company does not currently maintain “key man” insurance for any senior management or other key employees.

Staff Turnover

Staff turnover in the technology industry is common, however, with the Company’s past results, the risk of higher than normal turnover is increased. This staff turnover and reduction implemented in 2006 has placed an increased burden on the Company’s administrative, operational and financial resources and has resulted in increased responsibilities for each of its management personnel.  As a result, the Company’s ability to respond to unexpected challenges may be impaired and it may be unable to take advantage of new opportunities.

Further, the changes in staff levels may reduce employee morale and may create concern among potential and existing employees about job security at the Company, which may lead to difficulty in hiring and increased turnover in its current workforce, and divert management’s attention.  Any failure by the Company to properly manage this rapid change in workforce could impair its ability to efficiently manage its business to maintain and develop important relationships with third parties and to attract and retain customers.  It could also cause the Company to incur higher operating costs and delays in the execution of its business plan or in the reporting or tracking of its financial results.

Dependence on Marketing Relationships

The Company’s products are also marketed by its business partners. The Company’s existing agreements with business partners are nonexclusive and may be terminated by either party without cause at any time. Such organizations are not within the control of the Company, are not obligated to purchase products from the Company and may also represent and sell competing products. There can be no assurance that the Company’s existing business partners will continue to provide the level of services and technical support necessary to provide a complete solution to its customers or that they will not emphasize their own or third-party products to the detriment of the Company’s products. The loss of these business partners, the failure of such parties to perform under agreements with the Company or the inability of the Company to attract and retain new business with the technical, industry and application experience required to market the Company’s products successfully could have a material adverse effect on the Company’s business, financial condition, operating results and cash flows.

Additionally, the Company supplies products and services to customers through a third-party supplier acting as a project manager or systems integrator. In such circumstances, the Company has a sub-contract to supply its products and services to the customer through the prime contractor. In these circumstances, the Company is at risk that situations may arise outside of its control that could lead to a delay, cost over-run or cancellation of the prime contract which could also result in a delay, cost over-run or cancellation of the Company’s sub-contract. The failure of a third-party supplier to supply its products and services or to perform its contractual obligations to the customer in a timely manner could have a material adverse effect on the Company’s financial condition, results of operations and cash flows.

Competition

The markets for the Company’s products are highly competitive. Numerous factors affect the Company’s competitive position, including supplier competency, product functionality, performance and reliability of technology, depth and experience in distribution and operations, ease of implementation, rapid deployment, customer service and price.

Certain of the Company’s competitors have substantially greater financial, technical, marketing and distribution resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changing customer requirements, or to devote greater resources to the development and distribution of existing products. There can be no assurance that the Company will be able to compete successfully against current or future competitors or alliances of such competitors, or that competitive pressures faced by it will not materially adversely affect its business, financial condition, operating results and cash flows.  See also “Item 1 – Description of Business – Competition.”

Proprietary Technology

The Company’s success will be dependent upon its ability to protect its intellectual property rights. The Company relies principally upon a combination of copyright, patent and trade secret laws, non-disclosure agreements and other contractual provisions to establish and maintain its rights. The source codes for the Company’s products and technology are protected both as trade secrets and as unpublished copyrighted works. As part of its confidentiality procedures, the Company enters into nondisclosure and confidentiality agreements with each of its key employees, consultants, distributors, customers and corporate partners, to limit access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the Company’s efforts to protect its intellectual property rights will be successful. Despite the Company’s efforts to protect its intellectual property rights, unauthorized third-parties, including competitors, may be able to copy or reverse engineer certain portions of the Company’s software products, and use such copies to create competitive products.

Policing the unauthorized use of the Company’s products is difficult and, while the Company is unable to determine the extent to which piracy of its software products exists; software piracy can be expected to continue. In addition, the laws of certain countries in which the Company’s products are or may be licensed do not protect its products and intellectual property rights to the same extent as do the laws of Canada and the United States. As a result, sales of products by the Company in such countries may increase the likelihood that its proprietary technology is infringed upon by unauthorized third parties.

In addition, because third parties may attempt to develop similar technologies independently, the Company expects that software product developers will be increasingly subject to infringement claims as the number of products and competitors in the Company’s industry segments grow and the functionality of products in different industry segments overlap. There can be no assurance that third parties will not bring infringement claims (or claims for indemnification resulting from infringement claims) against the Company with respect to copyrights, trademarks, patents and other proprietary rights. Any such claims, whether with or without merit, could be time consuming, result in costly litigation and diversion of resources, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. A claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology could have a material adverse effect on its business, financial condition, operating results and cash flows.

Exchange Rate Fluctuations

Because the Company’s reporting currency is the Canadian dollar, its operations outside Canada face additional risks, including fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. The Company does not currently engage in hedging activities or enter into foreign currency contracts in an attempt to reduce the Company’s exposure to foreign exchange risks. In addition, to the extent the Company has operations outside Canada, it is subject to the impact of foreign currency fluctuations and exchange rate changes on the Company’s reporting in its financial statements of the results from such operations outside Canada. Since such financial statements are prepared utilizing Canadian dollars as the basis for presentation, results from operations outside Canada reported in the financial statements must be restated into Canadian dollars utilizing the appropriate foreign currency exchange rate, thereby subjecting such results to the impact of currency and exchange rate fluctuations.

Risk of Software Defects

Software products as complex as those offered by the Company frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Despite product testing, the Company has in the past released products with defects in certain of its new versions after introduction and experienced delays or lost revenue during the period required to correct these errors. For example, the Company regularly introduces new versions of its software. There can be no assurance that, despite testing by the Company and its customers, defects and errors will not be found in existing products or in new products, releases, versions or enhancements after commencement of commercial shipments. Any such defects and errors could result in adverse customer reactions, negative publicity regarding the Company and its products, harm to the Company’s reputation, loss or delay in market acceptance or required product changes, any of which could have a material adverse effect upon its business, results of operations, financial condition and cash flows.

Product Liability

The license and support of products by the Company may entail the risk of exposure to product liability claims. A product liability claim brought against the Company or a third-party that the Company is required to indemnify, whether with or without merit, could have a material adverse effect on the Company’s business, financial condition, operating results and cash flows.

Volatility of the Company's Share Price

The Company’s share price has fluctuated substantially since the Company’s common shares were listed for trading on the TSX Venture Exchange and quoted on the Over-The-Counter Bulletin Board (“OTCBB”). The trading price of the Company’s common shares is subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant orders, announcements of technological innovations, strategic alliances or new products by the Company or its competitors, general conditions in the securities industries and other events or factors. In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price for many companies in industries similar or related to the Company and have been unrelated to the operating performance of these companies. These market fluctuations may adversely affect the market price of the Company’s common shares.

Certain Shareholders May Exercise Control over Matters Voted Upon by the Company's Shareholders

Certain of the Company’s officers, Directors and entities affiliated with the Company together beneficially owned a significant portion of the Company’s outstanding common shares as of December 31, 2007. While these shareholders do not hold a majority of the Company’s outstanding common shares, they will be able to exercise significant influence over matters requiring shareholder approval, including the election of Directors and the approval of mergers, consolidations and sales of the Company’s assets. This may prevent or discourage tender offers for the Company’s common shares.

Additional Disclosure Requirements Imposed on Penny Stock Trades

If the trading price of Visiphor’s common shares is less than $5.00 per share, trading in its common shares may be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock.  Such additional disclosure includes, but is not limited to, U.S. broker-dealers delivering to customers certain information regarding the risks and requirements of investing in penny stocks, the offer and bid prices for the penny stock and the amount of compensation received by the broker-dealer with respect to any proposed transaction. The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in Visiphor’s common shares, which could reduce the liquidity of Visiphor’s common shares and thereby have a material adverse effect on the trading market for Visiphor’s securities.

Enforcement of Civil Liabilities

Visiphor is a corporation incorporated under the laws of Canada.  A number of the Company’s Directors and officers reside in Canada or outside of the United States.  All or a substantial portion of the assets of such persons are or may be located outside of the United States.  It may be difficult to effect service of process within the United States upon the Company or upon its Directors or officers or to realize in the United States upon judgments of United States courts predicated upon civil liability of the Company or such persons under United States federal securities laws. The Company has been advised that there is doubt as to whether Canadian courts would (i) enforce judgments of United States courts obtained against the Company or such Directors or officers predicated solely upon the civil liabilities provisions of United States federal securities laws, or (ii) impose liability in original actions against the Company or such Directors and officers predicated solely upon such United States laws.  However, a judgment against the Company predicated solely upon civil liabilities provisions of such United States federal securities laws may be enforceable in Canada if the United States court in which such judgment was obtained has a basis for jurisdiction in that matter that would be recognized by a Canadian court.

Material weaknesses related to the operational ineffectiveness of internal control over financial reporting at December 31, 2007 that could impact the Company’s ability to report its results of operations and financial condition accurately.

The Company has identified material weaknesses in the operational effectiveness of its internal control over financial reporting as at December 31, 2007. See the Controls and Procedures section of this report. The Company continues to identify, develop and implement remedial measures and compensating procedures to address these material weaknesses.  These material weaknesses, unless addressed, could potentially result in accounting errors as discussed in the Controls and Procedures sections of this report.